Exhibit 10.4

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 1st, 2015 (“Effective Date”), by and between TheraCoat Ltd., a limited liability company, incorporated under the laws of the State of Israel (the “Purchaser”), of the first party; and Telormedix SA, a company incorporated under the laws of Switzerland (“Seller”), of the second party (Purchaser and Seller shall be referred to as a “Party” or “Parties”, as applicable).

WHEREAS, the Purchaser is engaged in the development, testing and commercialization of a novel drug delivery system which may be used for various therapeutic purposes, including the treatment of bladder and upper tract cancers and other urology related diseases; and

WHEREAS, the Seller is a biopharmaceutical company focused on targeted immunity and the role of the innate immune system in treating bladder cancer and related diseases; and

WHEREAS, Purchaser desires to purchase, acquire and assume from the Seller, and the Seller desires to sell, transfer and assign to the Purchaser, the Proprietary Information (as defined below), subject to the terms and conditions in this Agreement; and proprietary information

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereto agree as follows:

1. Definitions

1.1. “Authorizations” means all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental authority or self-regulatory body required for the utilization of the Proprietary Information.

1.2. “Clinical Studies” means all studies, tests and preclinical and clinical trials conducted by or on behalf of Seller were and, if still pending, are, and in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Laws and Authorizations.

1.3. “EMA” means the European Medicine Agency, a decentralized agency of the European Union and any successor agency having substantially the same functions.

1.4. “Escrow Agreement” means the share escrow agreement with respect to Escrow Shares to which said Seller is entitled at Initial Closing.

1.5. “Escrow Shares” means 54,000 (fifty four thousand) Preferred Shares constituting 25% (twenty five percent) of the Initial Closing Shares.

1.6. “FDA” means United States of America Food and Drug Administration and any successor agency having substantially the same functions.

1.7. “Goodwill” means any reference to the name “Vesimune” “TMX-{xxx}”, any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing to their brand names and trademarks whether registered or not, including any name or mark confusingly similar thereto, and applications for trademarks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith.

1.8. “Initial Closing” means the consummation the transactions contemplated in Section 2.1 herein as contemplated by this Agreement.

1.9. “Initial Closing Date” shall have the meaning set forth in Section 3.1 below.

1.10. “Initial Closing Shares” means 216,000 (two hundred sixteen thousand) Preferred Shares.

1.11. “Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how and other confidential or proprietary information and materials; (ii) trademarks and service marks (whether or not registered), applications for trademarks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs; (v) internet websites and domain names; and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world, including, without limitation, all issued patents, letters patent, patent applications, provisional patents, design patents, Patent Cooperation Treaty (PCT) filings and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, trade secret rights, mask works, moral rights or other literary property or authors rights, rights regarding trademarks and other proprietary indicia, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

1.12. “IPO” means an underwritten public offering of the securities of the Purchaser.

1.13. “IPO Shares” means that certain class of shares of the Purchaser offered pursuant to the IPO.

1.14. “Laws” means all laws, statutes, regulations, rules, ordinances or orders to which it is subject or which are applicable to the Proprietary Information.

1.15. “Licenses” means any exclusive or non-exclusive worldwide or territory limited license, including the right to grant sublicenses on terms set forth herein, to research, develop, import, offer for sale, market, commercialize, distribute and sell product incorporating the Intellectual Property.

1.16. “Liens” means any and all mortgages, claims, demands, liens, security interests, pledges, escrows, charges (whether fixed or floating), hypothecations, options, right of preemption, right of retention of title or any other form of security interest or any obligation (including any conditional obligation) to create any of the same, restrictions, or encumbrances of any kind whatsoever.

1.17. “Milestone Closing” or “Milestone Closings” means the 1st Milestone Closing, the 2nd Milestone Closing and the 3rd Milestone Closing, as applicable.

1.18. “Milestone Shares” means the 1st Milestone Shares, the 2nd Milestone Shares and the 3rd Milestone Shares, as applicable.

1.19. “Regulatory Agency” means FDA, EMA and any similar, corresponding or successor regulatory authority if the context so indicates.

1.20. “Preferred Shares” means Preferred A Shares of the Purchaser par value NIS 0.01 each.

1.21. “Product” means Seller’s proprietary Vesimune (TMX-101) product for the local treatment of various forms of bladder cancer as monotherapy only.

1.22. “Proprietary Information” means any and all owned knowledge or data of the Seller, whether registered or not, including but not limited to, the Intellectual Property, Goodwill, Clinical Studies and Licenses.

1.23. “Third Party Rights” means any loans, options and third party rights, claims, restrictions or interests of any kind, contractual or otherwise.

1.24. “Transaction Shares” means the Initial Closing Shares, 1st Milestone Shares, 2nd Milestone Shares and 3rd Milestone Shares.

1.25. “1st Milestone Closing” means the enrolment of the 1st (first) patient to a Phase III Clinical Study or study intended to provide evidence for FDA drug marketing approval for the Product (protocol TMX-101-004 presented by Seller to the FDA).

1.26. “1st Milestone Shares” means 29,000 (twenty nine thousand) Preferred Shares or IPO Shares, as the case may be.

1.27. “2nd Milestone Closing” means receipt of a FDA drug marketing approval for the Product.

1.28. “2nd Milestone Shares” means 29,000 (twenty nine thousand) Preferred Shares or IPO Shares, as the case may be.

1.29. “3rd Milestone Closing” means the end of Purchaser’s financial reporting period when sales of the Product as monotherapy only shall generate “net sales” of US$50,000,000 (fifty million U.S. Dollars) in the aggregate. For the purpose of the 3rd Milestone Closing “net sales” shall mean the total amount actually received by the Purchaser in connection with sales of the Product, in a bona fide at arm’s length transactions, after deduction of all of the following to the extent applicable to such sales: (a) all trade, cash and quantity credits, discounts, refunds or rebates; (b) allowances or credits for returns; (c) actual and recorded sales commissions; and (d) sales taxes (including value added tax),

1.30. “3rd Milestone Shares” means 29,000 (twenty nine thousand) Preferred Shares or IPO Shares, as the case may be.

2. The Transaction

2.1. Proprietary Information Being Purchased; Closing. At the Initial Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Proprietary Information by selling to the Purchaser all of Seller’s right, title and interest, in the Proprietary Information, “as is” and free and clear of any Liens and Third Party Rights.

2.2. Consideration at the Initial Closing. Subject to the terms and conditions hereof, at the Initial Closing in consideration to the Proprietary Information the Purchaser shall issue, allot and deliver to Seller, and Seller shall purchase and receive from the Purchaser, the Initial Closing Shares.

2.3. Issue and Purchase of Shares at the Milestone Closings. Subject to the terms and conditions herein below, at the First Milestone Closing (as defined below), Second Milestone Closing (as defined below) and Third Milestone Closing (as defined below) the Purchaser shall issue and allot to Seller, and Seller shall receive from the Purchaser, as additional consideration for the Proprietary Information, the 1st Milestone Shares, 2nd Milestone Shares and 3rd Milestone Shares, respectively.

3. Closing, Delivery and Transfer of Proprietary Information.

3.1. Initial Closing. The Initial Closing to be held as described in Section 3.2 below remotely via the exchange of documents and signatures, within three (3) business days following satisfaction (or waiver by the relevant party) of the conditions set forth in Sections 3.3 below, at 11:00 a.m., local time, or at such other time or place as the Purchaser and the Seller shall mutually agree upon. Notwithstanding the foregoing, if the Initial Closing does not take place within fifteen (15) days following the execution hereof, this Agreement shall terminate and shall be of no force and effect, unless otherwise agreed between the Purchaser and the Seller.

3.2. Deliveries and Transactions at the Initial Closing. At the Initial Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.2.1. The Seller shall deliver to the Purchaser the following documents or cause the following actions to be completed:

(i) Board Resolutions. Duly executed resolution of the board of directors of Seller, substantially in the form attached as Schedule 3.2.1(i) hereto;

(ii) Shareholders Resolutions. Duly executed resolutions of the shareholders of the Seller, substantially in the form attached as Schedule 3.2.1(ii) hereto, pursuant to which the Seller’s shareholder shall have approved all transactions contemplated hereby and taken all corporate actions related to such transactions;

(iii) Shares Escrow. Duly executed Escrow Agreement;

(iv) “Market Stand-off” Undertaking. Duly executed “Market Standoff” Undertaking, attached hereto as Exhibit A, or any other lock-up agreement/undertaking requested by underwriters in its stead; and

(v) Proprietary Information Assignment. Seller shall deliver to Purchaser dully executed assignment and transfer deeds, as the case may be, necessary to effect the transfer of the Proprietary Information to the Purchaser, substantially in the form attached as Schedule 3.2.1(iv) hereto (“Deeds”),

3.2.2. The Purchaser shall deliver to the Seller the following documents or cause the following actions to be completed:

(i) Board Resolutions. Duly executed resolutions of the board of directors of the Purchaser, substantially in the form attached as Schedule 3.2.2(i) hereto;

(ii) Share Certificates. Validly executed share certificates, dated as of the Initial Closing date, covering the Initial Closing Shares issued to Seller as of the Initial Closing; and

(iii) Shareholder Register. A copy, duly certified by an officer of the Purchaser dated as of the Initial Closing date, of the Purchaser’s shareholders register, reflecting the registration by the Purchaser of the issue of the Initial Closing Shares to the Seller.

3.3. Conditions of the Purchaser to Initial Closing. The obligations of the Purchaser to purchase the Proprietary Information and to issue the Initial Closing Shares, are subject to the fulfillment at or before such Initial Closing of the following conditions precedent (to the extent indicated below), any one or more of which may be waived in whole or in part by the Purchaser:

3.3.1. Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall have been true and correct as if made on the Initial Closing date.

3.3.2. Consents, etc. The Seller shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to transfer the Proprietary Information to the Purchaser at the Initial Closing.

3.3.3. Escrow Agreement. The Seller shall have delivered to the Purchaser a duly executed copies of the Escrow agreement.

3.3.4. “Market Stand-off” Undertaking. The Seller shall have delivered to the Purchaser a duly executed copy of the “Market Stand-off” Undertaking, Exhibit A.

3.3.5. Deeds. The Seller shall have delivered to the Purchaser dully executed Deeds.

3.4. Milestone Closing: Transactions at Milestone Closings.

3.4.1. The closings of the transactions contemplated in Section 2.3 above will take place at closings to be held remotely via the exchange of documents and signatures within thirty (30) business days following the occurrence of any of the Milestone Closings.

3.4.2. At each Milestone Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.4.2.1. Validly executed share certificates dated as of the respective Milestone Closing date covering the respective Milestone Closing Shares; and

3.4.2.2. A copy, duly certified by an officer of the Purchaser dated as of the Milestone Closing date, of the Purchaser’s shareholders register, reflecting the registration by the Purchaser of the issue of the respective Milestone Closing Shares.

3.4.2.3. Seller, or the liquidator of the Seller, shall advise Purchaser in writing to whom to distribute the Milestone Shares.

3 .4.2.4. All Milestone Shares issued shall, to the extent upon their issuance Purchaser is listed on a stock exchange and subject to underwriters’ standard lock-up requirement, be automatically registered by the Purchaser.

4. Representations and Warranties of Seller. The Seller hereby represents and warrants to the Purchaser that, except as set forth on the Schedule of Exceptions attached as Schedule 4 to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete on the date hereof and as of the date of the Initial Closing, except as otherwise specifically indicated. The Schedule of Exceptions shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 4, and the disclosures in any section or subsection of the Schedule of Exceptions shall not qualify other sections and subsections in this Section 4.

4.1. Requisite Power and Authority. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions and perform its obligations contemplated hereby and thereby, and to carry out the provisions of this Agreement. Upon its execution and delivery, this Agreement to which it is a party will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2. Authorization; Binding Obligations. All corporate action on the part of each of Seller, its officers, directors and shareholders necessary for the authorization of the transfer of the Proprietary Information and the performance of all obligations of Seller hereunder and thereunder at the Initial Closing has been taken. This Agreement has been duly executed and delivered by Seller and constitute valid and binding obligations of Seller enforceable in accordance with their respective terms.

4.3. Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.4. No Conflicts. The execution and delivery of this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not result in a violation of any Laws or Authorizations to which Seller is subject.

4.5. Proprietary Information. Seller is the sole owner, or is exclusively licensed to use, free and clear of any Liens or Third Party Rights, all Proprietary Information used in or necessary for the conduct of its business as so far conducted. There are no claims or demands pending by any other person pertaining to any of such Proprietary Information nor is there a claim or demand threatened, and no proceedings have been instituted or threatened which challenge the rights of Seller with respect to such Proprietary Information and Seller there is no basis for such claim.

4.6. Intellectual Property.

4.6.1. Schedule 4.6.1(i) lists all Intellectual Property currently owned or licensed to use by Seller. With respect to Intellectual Property that is owned by Seller, all such Intellectual Property is owned free and clear of Liens or Third Party Rights. Seller does not own any patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations, or registered copyrights related to the Intellectual Property not included in this Agreement. Seller does not owe by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any item of Intellectual Property.

4.6.2. Other than for “off the shelf” products used by Seller in its day to day operations, there are no licenses or other agreements or shared ownership interests of any kind, under which Seller is or may be, granted rights in Intellectual Property of any third person.

4.6.3. There are no licenses or other agreements or shared ownership interests of any kind, under which Seller has granted rights to others in its Intellectual Property.

4.6.4. Seller has taken all commercially reasonable measures required to establish and preserve ownership of all Intellectual Property developed by, or on behalf of, Seller, including the maintenance and renewal of all registered Intellectual Property. Seller has required all current and former employees and inventors and all consultants and independent contractors having, or who have had, access to, or who were involved in the development of, any of the Intellectual Property owned, licensed to, or developed by Seller, to execute enforceable agreements that provide valid written assignment of all right, title and interest in and to inventions and other Intellectual Property resulting from their employment or services, and all such persons are in compliance with such agreements. Any and all Intellectual Property of any kind which has been developed or is currently being developed by any employee or service provider of Seller in the course of their employment or engagement by Seller shall be the sole and exclusive property of Seller. No third party has infringed, misappropriated, or otherwise violated or conflicted with any of Seller’s Intellectual Property. Seller does not use any inventions of any of its employees or consultants (or persons it intends to hire) made prior to their engagement by Seller. All current and former employees and all consultants and independent contractors hired by Seiler have agreed to maintain the confidentiality of all confidential and proprietary information of Seller and of any information of third parties received by Seller under an obligation of confidentiality.

4.6.5. The conduct of the business of Seller, as conducted so far, including Seller’ products or services developed, produced or supplied by Seller and its Intellectual Property does not infringe misappropriate, or otherwise violate or conflict with any of the Intellectual Property of any third party. No proceeding charging Seller with infringement of any Intellectual Property of any third person has been filed or is threatened to be filed.

4.6.6. Seller is not making unauthorized use of any confidential information or trade secrets or other Intellectual Property of any person, including without limitation any former employer of any past or present employee or consultant of Seller. Neither Seller nor any employee or consultant of Seller is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or authorized administrative agency, that would interfere in any manner with the use of their best efforts to promote the interests of Seller or that would conflict with Seller’ business as conducted so far. Each former and current employee, officer, consultant and independent contractor of Seller has executed a proprietary information and assignment of inventions undertaking towards Seller, pertaining to all right, title and interest in and to all Intellectual Property resulting from his/her/its employment with or services to Seller. No employee, officer, consultant or independent contractor is in violation of any proprietary information or assignment of inventions agreement, or in any such similar agreement, with any former employer or contractor, and the conduct of Seller’ business as conducted so far will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, such agreements.

4.6.7. The Intellectual Property (i) is and at all times has been in material compliance with the Laws; (ii) is in compliance in all material respects with all the Authorizations, and Seller has not received any notice (a) of adverse finding, untitled letter or other correspondence or notice from any governmental authority alleging or asserting noncompliance with any Laws or Authorizations with respect to the Intellectual Property, including any warning letter from a Regulatory Agency containing any unresolved issues concerning noncompliance with any Laws or Authorizations, (b) of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any governmental authority or third party alleging that the Intellectual Property is in violation of any Laws or Authorizations, and no such governmental authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (c) that any governmental authority has taken, is taking, or intends to take action to limit, suspend, modify or revoke any Authorizations with respect to the Intellectual Property and it has no knowledge that such governmental authority is considering such action.

4.7. Clinical Studies. All Clinical Studies were and, if still pending, are in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Laws and Authorizations. Schedule 4.7 sets forth a detailed description of the Clinical Studies conducted by Seller prior to the execution hereof. The descriptions of the results of such studies, tests and trials contained in Schedule 4.7 are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; Seller is not aware of any studies, tests or trials the results of which call into question the Clinical Studies set forth in Schedule 4.7 when viewed in the context in which such results are described and the clinical state of development; and Seller has not received any notices or correspondence from any Regulatory Agency or any other governmental authority requiring the termination, suspension or material modification of any Clinical Studies conducted by or on behalf of Seller.

4.8. Disclosure. The representations and warranties made or contained in this Agreement, the schedules and exhibits hereto, and the certificates and statements executed or delivered in connection herewith, when taken together, do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, or other material not misleading in light of the circumstances in which they were made or delivered. There is no material fact or information individually or in the aggregate relating to the Proprietary Information, existing as of the date hereof, that has not been expressly disclosed to Purchaser by Seller and which: (i) is reasonably necessary to enable Purchaser to decide to enter into the transactions contemplated in this Agreement; or (ii) have or could reasonably be expected to have a material adverse effect on the Proprietary Information. The Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement (including, inter alia, any Schedule or Exhibit hereto) or in any certificate made or delivered in connection herewith.

5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Purchaser that as of the Initial Closing date:

5.1. Requisite Power and Authority. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions and perform its obligations contemplated hereby and thereby, and to carry out the provisions of this Agreement. Upon its execution and delivery, this Agreement to which it is a party will be valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

5.2. Authorization: Binding Obligations. All corporate action on the part of each of Purchaser, its officers, directors and shareholders necessary for the performance of all obligations of Purchaser hereunder and thereunder at the Initial Closing has been taken. This Agreement has been duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser enforceable in accordance with their respective terms.

5.3. Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.4. Transaction Shares. At the Initial Closing the Transaction Shares shall be duly issued and the Purchaser shall have the right and capacity to tissue and deliver them, free and clear of any Lien or Third Party Rights.

5.5. Seller Representations. Without derogating from any representations, warranties or covenants of the Seller hereinabove, Purchaser, in making its decision to purchase the Proprietary Information, has neither conducted independent due diligence inquiries nor ask questions of, and receive answers from, Seller and its representatives concerning the Proprietary Information sufficient to enable it to evaluate the transaction contemplated under the Agreement, and that it is relying solely upon any examination or inquiry performed by the Seller. Nothing set forth in this Section 5 shall be deemed to detract from or otherwise prejudice Purchaser’s reliance on the Seller’ representations and warranties set forth in this Agreement. Further, neither any inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or counsel, if any, shall modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the Seller’ representations and warranties contained in this Agreement.

6. Liability and Escrow

6.1. The representations, warranties, covenants and agreements made in this Agreement, or any other agreement, certificate, document or instrument furnished pursuant hereto shall survive any investigation made by Purchaser and shall be true and accurate as of the Initial Closing.

6.2. Seller shall reimburse Purchaser for any and all damages, liabilities, losses, costs and expenses (including attorneys’ fees and expenses), whether or not arising out of third-party claims, based upon, or arising out of, or relating to the Intellectual Property.

6.3. Seller’s liability under this Agreement, or any other agreement, certificate, document or instrument furnished pursuant hereto shall be limited to claims raised by Purchaser within the earlier of (a) 12 (twelve) months as of Initial Closing Date and (b) the consummation of the IPO. Any claim not raised within such date shall be time barred and there shall be no liability of Sellers under any title thereafter.

6.4. Seller’s liability under this Agreement, or any other agreement, certificate, document or instrument furnished pursuant hereto shall be payable in Escrow Shares only, and shall be limited to an aggregate amount of the Escrow Shares.

6.5. To fully secure Seller’s undertaking under Section 6.2 above, Seller undertakes that the Escrow Shares shall be subject to the terms and provisions of the Escrow Agreement. The Escrow Shares shall be automatically released to Seller on the earlier of (a) 12 (twelve) months after the Initial Closing Date, and (b) the consummation of the IPO, unless Purchaser has validly raised a claim before.

7. Confidentiality. Seller and any person acting on its behalf shall, and shall procure that Seller shall, keep the existence of this Agreement and its terms, as well as the representation and warranties included herein in strict confidence, and shall not disclose or issue any public statement or press release concerning this transaction without the prior written approval of Purchaser of the substance and form of any such statement or release, except as, and only to the extent required, (a) to exercise any of its rights or fulfill any of its obligations under the Agreement, (b) to their attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with making or monitoring the contemplated transaction herein, provided such professionals are obligated to the Seller to keep any such information confidential pursuant to a written agreement or by nature, or (c) as may be required under applicable law.

8. Miscellaneous

8.1. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply.

8.2. Arbitration. Any dispute, controversy or claim arising in relation to this Agreement, including with regard to its validity, invalidity, breach, enforcement or termination, will be referred to a single arbitrator, who shall be appointed by the Parties and if they are unable to agree on the identity of an arbitrator within 30 (thirty) days of the first written request of a party, the arbitrator shall be appointed by the Head of the Israeli Bar Association. Arbitration proceedings shall take place in Tel Aviv, Israel and shall be conducted according to the substantive law. The arbitrator will not be bound by rules of evidence or procedure and will give the reasons for his judgment. The arbitrator’s decision shall be final and enforceable in any court. This paragraph shall constitute an arbitration agreement between the parties.

8.3. Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of Purchaser and the Seller. Any amendment or waiver effected in accordance with this Section 8.3 shall be binding upon Purchaser and the Seller, and their respective successors and assigns.

8.4. Entire Agreement. This Agreement, the exhibits and schedules hereto, the certificates and the other documents delivered pursuant hereto constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof.

8.5. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by facsimile with confirmation of transmission if sent during normal business hours of the recipient, if not, then on the next business day; or (iii) 5 (five) days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be sent to Purchaser and Seller at the respective address or facsimile number set forth below or at such other address as Purchaser, or the Seller, may designate by 10 (ten) days’ advance written notice to the other Party.

If to Purchaser:
Address:	TheraCoat Ltd.
9 Ha’ Taasiya St.
P.O. Box 2397
Ra’anana 4365007
Israel
Attn: Ron Bentsur, CEO
Fax: +972-77-4171410
E-mail: ron.bentsur@theracoat.com

with a copy to:	Yaron Sobol, Adv.
Hamburger Evron & Co.
The Museum Tower
4 Berkowitz St.
Tel Aviv 6423806
Israel
Fax: +972-3-6074004
Email: yaron.sobol@evronlaw.com

If to Seller:
Address:	Telormedix SA
Via della Posta 10
H-6934 Bioggio
Switzerland
Attn: Jean-Philippe Tripet
Fax: +41-91-610-7031
E-mail: jean-philippe@aravis.ch

with a copy to:	Marco A. Rizzi, Attorney at Law
FRORIEP
Bellerivestrasse 201
P.O. Box 385
8034 Zurich
Switzerland
Fax: +41-44-3836050
E-mail: mrizzi@froriep.ch

8.6. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.7. Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, due diligence investigation, execution, delivery and performance of the Agreement.

8.8. Broker’s Fees. Each party represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart signed by a Party and delivered by or PDF (Portable Document Format) transmission via electronic mail or facsimile transmission shall have the same force and effect as the delivery of original signatures shall be binding as evidence of such Party’s agreement hereto and acceptance hereof, and signatures obtained in this manner shall be considered original.

8.10. Successors and Assigns. Except as otherwise limited herein, this Agreement and the provisions hereof shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of Purchaser and the Seller, except that Purchaser may freely assign this Agreement to a successor in interest.

8.11. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

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Asset Purchase Agreement - Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date set forth in the first paragraph hereof.

PURCHASER		SELLER

TheraCoat Ltd.		Telormedix SA

By:	/s/ Ron Bentsur	By:	/s/ Jean-Philippe Tripet

Title:	CEO	Title:	Director

By:		By:

Title:		Title:

Exhibit A

“Market Stand-off” Undertaking

Telormedix SA (“TMX”) hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to an underwritten public offering (“IPO”) of the securities of TheraCoat Ltd. (“Company”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD or FINRA rules, for an additional period of up to 20 days if the Company issues or proposes to issue an earnings or other public release within 20 days of the expiration of the 180-day lockup period), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares held immediately prior to the effectiveness of the registration statement for the IPO, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) of this undertaking is to be settled by delivery of Ordinary Shares or other securities, in cash, or otherwise. The foregoing provisions of this undertaking shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to TMX if all officers, directors and holders of more than one percent of the outstanding Ordinary Shares are subject to similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this undertaking and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. TMX further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this undertaking or that are necessary to give further effect thereto.

To the extent TMX shall assign and transfer its securities to its shareholders, such transfer shall be contingent upon each such assignee and transferee execution of similar undertaking.

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date set forth in the first paragraph hereof.

Telormedix SA

By:	/s/ Jean-Philippe Tripet

Title:	Director

By:

Title: